Exhibit 99.1

Healthpeak Prices Add-On Offering of $350 Million of 5.250% Senior Unsecured Notes due 2032

DENVER, May 1, 2023 /PRNewswire/ -- Healthpeak Properties, Inc. (“Healthpeak”) (NYSE: PEAK) announced today that its operating company, Healthpeak OP, LLC (the “operating company”), has priced a public offering of $350 million aggregate principal amount of additional 5.250% senior unsecured notes due 2032 (the “notes”). The notes will be senior unsecured obligations of the operating company and will be fully and unconditionally guaranteed by Healthpeak. The notes will be issued as additional notes under the indenture for Healthpeak’s prior issuance of $400 million of 5.250% senior unsecured notes due 2032 (the “initial notes”). The notes will be treated as a single series of securities with the initial notes, will have the same CUSIP number as the initial notes and will trade interchangeably with the initial notes upon settlement. The price to investors was 98.356% of the principal amount of the notes.

The estimated net proceeds of the offering are expected to be approximately $347.7 million, including approximately $5.8 million of accrued interest, after deducting the underwriting discount but before deducting fees and expenses payable by the operating company. The operating company intends to use the net proceeds from the offering to repay borrowings outstanding under its commercial paper program and for general corporate purposes, which may include repaying or repurchasing other indebtedness, working capital, acquisitions, development and redevelopment activities, and capital expenditures.

The offering is expected to close on May 10, 2023, subject to the satisfaction of customary closing conditions.

Wells Fargo Securities, TD Securities, Mizuho, Barclays and RBC Capital Markets are acting as joint book-running managers for the offering.

The offering is being made pursuant to an effective shelf registration statement and prospectus and a related preliminary prospectus supplement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus supplement and related prospectus for the offering, when available, can be obtained from: (i) Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, or by calling: 1-800-645-3751, or by emailing: wfscustomerservice@wellsfargo.com, (ii) TD Securities (USA) LLC at 1 Vanderbilt Avenue, 11th Floor, New York, NY 10017, Attention: Transaction Advisory Group, or by calling: 1-855-495-9846, (iii) Mizuho Securities USA LLC at 1271 Avenue of the Americas, New York, New York 10020, Attention: Debt Capital Markets, or by calling: 1-866-271-7403, (iv) Barclays Capital Inc. at 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, or by calling: 1-888-603-5847 or (v) RBC Capital Markets, LLC at 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: DCM Transaction Management, or by calling: 1-866-375-6829.

About Healthpeak

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns, operates and develops high-quality real estate focused on the aging population and the desire for improved health.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “will,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include our ability to complete the offering in a timely fashion or at all, that the proceeds from the offering may not be deployed as anticipated; and those risks and uncertainties associated with Healthpeak’s business described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and its subsequent filings with the Securities and Exchange Commission. Although Healthpeak believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Healthpeak can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and Healthpeak undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Andrew Johns, CFA

Senior Vice President – Investor Relations

720-428-5400